Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 18, 2018, except for the segment disclosure in Note 2 and the effect of disclosing earnings per share information discussed in Note 4 to the consolidated financial statements, as to which the date is June 7, 2018, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-226999) of Y-mAbs Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-226999) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
September 20, 2018